UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2025

THE TORO COMPANY
(Exact name of registrant as specified in its charter)

DE	1-8649	41-0580470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8111 Lyndale Avenue South Bloomington, Minnesota		55420
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (952) 888-8801
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2025, the Board of Directors (the “Board”) of The Toro Company (the “Company”) appointed Edric C. Funk as the Company’s President and Chief Operating Officer effective September 1, 2025, and subject to his written acceptance. Mr. Funk accepted this new position, and the Company announced his appointment as President and Chief Operating Officer on August 12, 2025.

Mr. Funk, age 53, joined the Company in 1996 as a design engineer. He transitioned to marketing in 2003 and held roles of increasing responsibility in the Company’s Residential, Landscape Contractor, International and Commercial businesses. In 2014, Mr. Funk was promoted to director of global product management for the Commercial and International businesses, and in 2017, he was named managing director of the Company’s Center for Technology, Research & Innovation. Mr. Funk became the general manager of the Sitework Systems business in November 2020, before being promoted to group vice present of Golf, Grounds and Irrigation in November 2022.

Pursuant to the terms of the Company’s offer letter to Mr. Funk (the “Offer Letter”), the Compensation & Human Resources Committee (the “Committee”) of the Board of the Company set Mr. Funk’s base compensation to $700,000. In addition, in light of Mr. Funk’s new position, the Committee also approved a change in Mr. Funk’s total annual incentive payout target for the remainder of fiscal 2025 to reflect a pro rata increase in his annual incentive payout percentage to 90% of his base salary per year and a change in the performance measures and weightings for his annual cash incentive for the remainder of fiscal 2025 to 100% corporate performance measures. The Committee also approved a one-time grant of restricted stock units (“RSUs”) with a value of approximately $1,500,000 to be granted under and subject to the terms and conditions of The Toro Company 2022 Equity and Incentive Plan. The RSUs will be granted on or shortly following the effective date of Mr. Funk’s new role; will be calculated based on the closing stock price on the grant date; and will vest in three equal installments on the first, second and third anniversary of the grant date.

Officers of the Company are generally elected by the Company’s Board of Directors annually. Mr. Funk will serve in his new position until his successor is elected by the Company’s Board of Directors.

Mr. Funk has no “family relationships,” as that term is defined in Item 401(d) of Regulation S-K, with any director or other executive officer of the Company; and there are no related party transactions involving Mr. Funk that are reportable under Item 404(a) of Regulation S-K.

The description of the Offer Letter set forth above is qualified in its entirety by the Offer Letter filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated herein by this reference.

Item 7.01.	Regulation FD Disclosure.
Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the press release issued by the Company in connection with the announcement of the appointment of Mr. Funk as President and Chief Operating Officer of the Company.

The information contained in this Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
10.1	Offer Letter dated August 7, 2025 between The Toro Company and Edric C. Funk.
99.1	Press Release dated August 12, 2025.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY
(Registrant)

Date: August 12, 2025	/s/ Joanna M. Totsky
Joanna M. Totsky
Vice President, General Counsel and Corporate Secretary